Exhibit 11

                                  ALVARION LTD.

                            21a Habarzel St. Tel-Aviv

     The Alvarion Ltd. ("Alvarion" or the "Company") Code of Business Conduct and Ethics (which is sometimes referred to simply as the "Code") has been prepared to provide a clear understanding of the Company's position on business conduct. This Code applies to every employee of the Company and its subsidiaries throughout the world. While the Code details conduct expected of each of us and standards to follow in our business dealings with others, no code or policy can spell out the appropriate conduct and ethical behavior for every situation with which we are confronted. In the final analysis, we have to rely on our own common sense, good judgment and conscience. Therefore, this Code is intended to provide guidelines to assist us in our work for the Company.

     At Alvarion, we expect everyone to conduct themselves according to the highest standards of business ethics and integrity. Adherence to these principles is important in order to maintain public trust and confidence in our Company. An action that appears to be unethical can reflect negatively on us and harm our community standing.

     Alvarion takes great pride in the high level of integrity and business ethics displayed by our employees. We hope and expect that the publication of this Code of Business Conduct and Ethics will help foster and maintain this tradition.

                                                     Sincerely,

                                                     Zvi Slonimsky
                                                     CEO
                                                     Alvarion Ltd.

                                  ALVARION LTD.

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

     Alvarion and all of its subsidiaries (collectively, "Alvarion" or the "Company") are committed to meeting the highest standards of integrity and business ethics in the operation of the Company. These standards are set forth in the pages that follow and are reflected in the character and the conduct of the employees of the Company and its subsidiaries. We urge you to become thoroughly familiar with the contents of this Code of Business Conduct and Ethics (which is sometimes referred to simply as the "Code") and to use it as a guideline in the performance of your responsibilities for the Company. We also encourage you to seek assistance either from your supervisor or the Human Resources Department when a question or concern arises with respect to any matter addressed in this material.

     This Code is divided into four sections, each of which contains specific guidance with respect to Company conduct. As you will see, these sections can be summarized in the following general principles, which should guide each of us in the performance of our day-to-day business responsibilities:

     o Be honest and trustworthy in your relationships with customers, suppliers, fellow employees, management, stockholders and the general public;

     o    Provide service of the highest quality;

     o Conduct business in accordance with the letter, spirit and intent of applicable laws, regulations and policies;

     o Maintain confidentiality of third parties including customer, employee and Company information;

     o Avoid outside activities or influences which conflict with the best interests of the Company or impair the performance of your work responsibilities;

     o    Be economical in using Company resources;

     o Refrain from using the Company's resources and reputation for personal gain.

     These principles are fundamental to the operation of every quality enterprise.

     The Company may change, update, eliminate, or deviate from the guidelines in this Code, as necessary, to address specific requirements relating to various functions and areas of responsibility.


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
TABLE OF CONTENTS

                                                                               Page
I.       CONFLICTS OF INTEREST....................................................4
         A.    Fair Dealing.......................................................4
         B.    Respect for the Individual.........................................4
         C.    Gifts and Gratuities...............................................5
         D.    Meals and Entertainment............................................5
         E.    Outside Employment.................................................6
         F.    Personal Financial Interests.......................................6
         G.    Purchase of Goods and Services.....................................7
         H.    Public Office......................................................7

II.      CONFIDENTIAL INFORMATION.................................................8
         A.    Confidential Information...........................................8
         B.    Securities Trading Policy..........................................9
         C.    Media Disclosure...................................................9

III.     RECORDS, PRACTICES, PROPERTY AND ADHERENCE TO LAW........................9
         A.    Company Data, Records, Reports, Filings and Financial Practices....9
         B.    Company Funds and Property........................................10
         C.    Adherence to Applicable Law.......................................10

IV.      COMPLIANCE WITH THE CODE................................................12
         A.    Responsibility for Compliance.....................................12
         B.    Reporting Code Violations.........................................12
         C.    Investigating and Resolving Concerns..............................12
         D.    Questions.........................................................13

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

I. CONFLICTS OF INTEREST

     The Company respects the right of its employees to engage in activities outside of their employment, which do not conflict with the business of the Company or which do not draw direct or indirect benefits from the Company. Conflicts of interest arise when the personal interests of an employee are inconsistent with the responsibilities of his or her employment. Examples of such conflicts include any activity, interest or association that might influence, or even appear to influence, the independent exercise of an employee's judgment in making a decision or taking an action which is in the best interests of the Company, its stockholders and the public. The following categories cover the most common situations (but by no means all situations) in which a conflict of interest may arise:

A.   Fair Dealing

     Every Company employee must deal fairly with the Company's clients, vendors, competitors and fellow employees. The Company seeks to excel and outperform our competitors honestly and fairly. Competitive advantage must result from superior performance, not unethical or illegal business dealings. No Company employee may take unfair advantage of anyone through unethical or illegal measures, such as manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

     Our goal is to increase business by offering superior products and services. Accordingly, all Company advertising must be truthful, not deceptive and in full compliance with applicable laws, regulations and company policies. All advertising and marketing materials must be approved pursuant to the procedures established in each of the business units across the company.

     All Company employees must guard against unfair competitive practices and exercise extreme caution to avoid conduct that might violate antitrust laws or other rules prohibiting anti-competitive activities. Violations may carry criminal penalties. If a competitor or third party proposes to discuss unfair collusion, price-fixing or other anti-competitive activities, your responsibility is to object, terminate the conversation or leave the meeting and report the incident promptly to the VP Human Resources. Employees must avoid any discussion with competitors of proprietary or confidential information, business plans or topics such as pricing or sales policies -- the discussion of which could be viewed as an attempt to make joint rather than independent business decisions.

B.   Respect for the Individual

     The Company strives, on a personal level, to treat each individual with dignity, consideration and respect. All Company employees should be honest and fair with others, share the credit when credit is due, avoid public criticism of one another and encourage an atmosphere in which openness, cooperation and consultation are the norms. Internal relationships with fellow employees should be based on the same high standards of integrity and ethical responsibility that are observed with Company clients, shareholders and the public. The Company is committed to promoting diversity within our workforce; achieving it is an important competitive advantage in the global marketplace.


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

C.   Gifts and Gratuities

     Employees, including members of their immediate families, should not request or accept a gift, rebate, kickback, compensation or remuneration of any kind (whether it be in the form of cash, property, services or payment of expenses), from any organization or individual which supplies to, purchases from or competes with the Company or any organization or individual with which the Company does or is likely to do business. This does not apply to routine two-way exchanges of normal business courtesies, which might reasonably be expected to be exchanged in the ordinary course of business. The boundaries of "reasonableness" are not easily defined and in most instances are left to the good judgment and common sense of the employee.

     In certain cases, because of protocol or courtesy, it may be appropriate to accept an unsolicited gift of nominal value. As a guideline for helping you to determine whether a particular gift, entertainment or other benefit is appropriate, you should consider whether it would be considered extravagant or excessive or whether a disinterested third party might infer that it could affect your judgment. If so, the gift, entertainment or other benefit should not be accepted. The receipt of gratuities, such as gifts or entertainment of more than nominal value, money, loans, vacations, airline tickets, or hotel accommodations, are prohibited. Under no circumstances whatsoever should any Company employee accept cash gifts from any supplier or vendor of goods or services to the Company or from any Company customer or agent. If a gift or gratuity such as those described is received, it should be promptly returned with a polite note explaining that it is contrary to Company policy to accept it. If you receive a gift, entertainment or other benefit which does not comply with this Code, or are unsure whether it complies, it should be reported in writing to the Company's VP Human Resources who may choose to accept the gift on behalf of the Company, determine that it is appropriate for you to keep the gift, or require that the gift be returned.

     Similarly, it is also the Company's policy to prohibit employees from making or offering payments or gifts to influence any decision to be made or action to be taken in securing or transacting Company business with another individual or organization. In many instances this is also a violation of law. This does not intend to prevent sending nominal value gifts sponsored by the Company for public holidays or special events.

D.   Meals and Entertainment

     As part of the performance of an employee's responsibilities, providing or accepting meals and refreshments, which are business related, reasonable and of the type normally exchanged in the ordinary course of business, is permitted as an exchange of normal business courtesies. However, acceptance of such meals or other amenities is prohibited when the employee has, or should have, any reason to believe that the offer is made with the intent to improperly influence the employee in the performance of his or her responsibilities for the Company.

     The solicitation of entertainment from an individual or organization through special events, such as sporting events, social dinner meetings and other social events, is not to be used or even suggested as a prerequisite for that individual's or organization's doing business with the Company. However, such entertainment may occasionally be accepted or extended by an


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

employee when appropriate for business objectives and when such entertainment has been or is likely to be mutually extended during the course of the business relationship. Elaborate entertainment, such as overnight or weekend trips, is not to be extended by or accepted by the Company employees.

E.   Outside Employment

     Any outside employment or business activities engaged in by an employee must not conflict, appear to conflict, or interfere, with the employee's ability to properly perform his or her work at the Company. Employees may not perform work or services for any person, corporation, partnership or other entity, which supplies to, purchases from or competes with the Company.

     The solicitation or performance of any outside work for personal gain during working hours is prohibited. The performance of certain charitable activities may be permissible during working hours with the prior approval of the employee's supervisor.

     Employees must obtain approval from the Chief Executive Officer before serving on the board of directors of another for-profit company. Employees may serve as a director, trustee or officer of a non-profit organization in their individual capacity and on their own time, but must get prior permission from the Chief Executive Officer to do so as a representative of the Company.

F.   Personal Financial Interests

     A conflict with the interests of the Company arises when an employee holds an investment or other financial interest in any organization, which supplies to, purchases from or competes with the Company. Such a financial interest might arise through:

     o Stock ownership, partnership or other proprietary interest, or holding of debt or debt securities.

     o Receipt of remuneration, compensation, commissions, or brokerage, finders, consulting or advisory fees.

     o Holding office, serving on the Board of Directors, or otherwise participating in management.

     o Borrowing money. (This does not apply to loans from banks or commercial lending institutions in the usual manner.)

     o Ownership of any interest in, or any dealing in, real estate, equipment, materials or property where the opportunity for such investment is presented to the employee solely or substantially as a result of his or her position with the Company or where the individual stands to gain financially due to his or her position with the Company, whether or not such activities shall be detrimental to the Company's best interests.


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
     Certain types of financial interests will not be considered substantial or material, such as ownership of less than one percent (1%) of any class of stock, debt or other securities in a public or private company or enterprise.

     Employees may not do Company business with any organization in which they have a financial interest, without first obtaining the written approval of their supervisor and the CFO. Employees may not have material financial interests in any organization that competes with the Company.

G.   Purchase of Goods and Services

     Each year the Company spends millions of dollars in the purchase of goods and services from outside vendors and suppliers. All Company employees involved in the process of purchasing such goods and services should be objective and impartial when making purchasing related decisions. To remain fair and impartial in making decisions, employees involved in these processes should:

     o Follow established policies and procedures for all steps of the purchasing process.

     o Not engage in "backdoor selling" when doing business with vendors and suppliers. Backdoor selling occurs when vendors and suppliers circumvent established procedures and attempt to work directly with requisitioners and to influence purchasing decisions.

     o As already discussed in detail, neither seek nor accept gratuities, favors, or other payments from vendors or suppliers as an inducement to do business.

     o    Not use Company funds to make personal purchases.

     Situations may arise where a relative or a family member of an employee is interested in providing goods or services to the Company. So as to avoid any conflict of interest or even the appearance of impropriety with respect to such a situation, an employee should submit any such proposals to the appropriate department of the Company, disclosing the nature of the family relationship and the terms of the proposal. Under no circumstances should the employee attempt to influence or be involved with any decision with respect to any such proposal, which will only be considered on an arm's length basis along with other similar proposals.

     H.   Public Office

     All Company employees are required to notify and receive the approval of the CEO before committing to a candidacy for elective office or a formal position on a campaign committee and before accepting an appointment to a public or civic office. The Company must take steps to ensure that conflicts of interest are not raised by such campaign or public service. In general, a Company employee may run for and serve in local, elective or appointed civic offices, provided the activity, including campaigning:

     o    Occurs outside work hours;


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

     o Involves no use of the Company's name, facilities, client lists, assets or funding;

     o Is confined solely to the person's capacity as a private citizen and not as a representative of the Company; and

     o Does not present an actual or perceived conflict of interest for the Company, as determined in the sole judgment of the Company.

II. CONFIDENTIAL INFORMATION

A.   Confidential Information

     As employees of the Company, we are all responsible for protecting the Company's confidential information and using that information only for the Company's purposes. All information developed within the Company with respect to its business is confidential and should not be disclosed to any unauthorized person. Employees should not discuss confidential Company information outside the Company, even with their families. Such information must be protected because unauthorized disclosure could destroy its value to the Company and give unfair advantage to others. Examples of Company confidential information include, without limitation, the Company's manufacturing processes, sources of supplies, patented processes and manufacturing techniques, technologies and packaging methods, research and development of new products and new applications, pricing policies, marketing and distribution programs, computer programs and data files, non-public sales or earnings results and any other information concerning the Company's financial, legal or other business activities. Other information that we have access to may include personal information about our fellow employees, the Company's officers, directors and stockholders or our customers. This information is also confidential and may not be disclosed without proper authorization. The Company's customers properly expect that this information will be kept confidential. The Company takes any violation of a customer's confidentiality very seriously and will not tolerate such conduct.

     Confidential information should be used only as necessary to do your job, and never for your own benefit. You are responsible for the safe-keeping of any confidential information, whether verbal, written or electronic, and for limiting access to those who have a need to know in order to do their jobs. That means you should avoid discussing confidential information in common areas in our buildings or in elevators, restaurants, airplanes, taxicabs or other public areas.

     If you leave the Company, all information and materials (including Company information, manuals, documents, software, etc.) must be returned on or before your last day of employment. The obligation to preserve confidential information continues even after employment ends. You may not divulge or use confidential information (or documents containing confidential information) that you may have learned about or received during your employment.


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

B.   Securities Trading Policy

     Many of us who work at the Company, officers and non-officers alike, have access to confidential information concerning the Company and its affairs. Under federal securities laws, if someone possesses non-public information that is found to be "material," that person may not buy or sell the Company's securities while in the possession of such "inside information." For these purposes, the Company's securities include the common stock purchased upon the exercise of Company stock options.

     The standard that applies to the use of such information is one of "materiality." If the confidential information is "material" or, in other words, of such significance that a reasonable investor would want to know about it in deciding whether or not to invest in Company stock, then we, as employees, must not trade in Company stock until the information is fully disclosed to the public. It is also illegal to communicate (to "tip") inside information to others so that they may trade in Company stock based upon that information. These illegal activities are commonly referred to as "insider trading." Failing to abide by this standard could result in criminal and/or civil liability under the insider trading rules of the federal securities laws and other applicable laws. In addition to the above, all Company employees must comply with the Company's Insider Trading Policy. A copy of the Insider Trading Policy can be obtaind from the Human Resources department.

C.   Media Disclosure

     In the course of our duties, we may receive inquiries from representatives of the news media. Employees should not talk directly to reporters without prior awuthorization of the Company's Chief Executive Officer or Chief Financial Officer. Unless responding to such inquiries is among your specifically authorized responsibilities, you should politely refer all media representatives to the Chief Executive Officer or Chief Financial Officer.

III.RECORDS, PRACTICES, PROPERTY AND ADHERENCE TO LAW

A.   Company Data, Records, Reports, Filings and Financial Practices

     In performing our responsibilities for the Company, we must prepare and/or complete all Company records, business data, reports, filings, submissions and documents in a full, fair, accurate, timely and understandable manner, including disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications made by the Company. They also include preparation and completion of time sheets, expense reports, accounting entries, cost estimates, contract proposals, and other presentations and reports to management, customers, governmental agencies, stockholders and the public. The falsification of records, manual or computer, is always unethical, generally illegal and always unacceptable to the Company. All information transmitted both within and outside of the Company must be honest and well-founded, as the integrity of the Company's records and reports is based on the validity and accuracy of the information on which such records and reports are based and the completeness with which such records and reports are prepared. In


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addition, accounting and financial reporting must follow the Company's accounting policies as well as all generally applicable accounting principles and laws. All Company financial practices concerning accounting, internal accounting controls and auditing matters must meet the highest standards of professionalism, transparency and honesty.

B.   Company Funds and Property

     We are all personally responsible and accountable for the proper expenditure of Company funds. This includes Company money spent on travel or other business expenses. We are also responsible for the proper use and care of Company property over which we have control. Company equipment or other property should be handled and cared for properly and should be used only for business purposes. It should not be used for personal benefit, sold, loaned, given away, or otherwise disposed of, regardless of its condition or value, without proper authorization. You are prohibited from doing anything that involves fraud, theft, embezzlement or misappropriation of Company property. The ownership of any invention, improvements, tradename, know-how, or any other proprietary right which you may invent, during you employment with the Company, and relates to or results from your work for the Company, shall be the exclusive property of the Company.

C.   Adherence to Applicable Law

     The Company requires that all employees, officers, directors, or any third party doing business on behalf of the Company comply with all laws, rules and regulations applicable to the Company wherever it does business. The Company acknowledges that there are differences in local laws and practices between countries. In some instances, the Code establishes policies and/or requirements that would not otherwise be required in some countries. In keeping with the Company's commitment to meet the highest standards of business conduct wherever we do business, all employees must comply with all aspects of the Code, even if it is not required by local laws. Conversely, there may be laws in certain countries which may not specifically apply outside of those countries, and therefore, not specifically addressed in the Code. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

1.   Discrimination And Harassment

     The Company has no tolerance for discrimination or harassment. All employment decisions are to be made without regard to race, color, age, gender, sexual orientation, religion, marital status, pregnancy, national origin/ancestry, citizenship, physical/mental disability, military status or any other basis prohibited by law. This policy applies to our directors, employees, applicants, customers and business partners (including independent contractors, vendors and suppliers). For purposes of this policy, harassment includes slurs and any other offensive remarks, jokes and other verbal, graphic, or physical conduct that could create an intimidating, hostile or offensive work environment. In addition to the above, "sexual harassment" includes unwelcome sexual advances, requests for sexual favors, and other visual, verbal, electronic, or physical conduct of a sexual nature. This definition includes many forms of offensive behavior including but not limited to the following:


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

     o    Unwanted sexual advances or propositions;

     o    Offering employment benefits in exchange for sexual favors;

     o Making or threatening reprisals after a negative response to sexual advances;

     o Visual conduct: leering, making sexual gestures, displaying of sexually suggestive objects or pictures, cartoons or posters, electronic display or dissemination of such material;

     o Verbal conduct: making or using derogatory comments, epithets, slurs and jokes;

     o Verbal abuse of a sexual nature, graphic verbal commentaries about a person's body, sexually degrading words used to describe a person, suggestive or obscene letters, notes or invitations; and

     o    Physical conduct: touching, assault, impeding or blocking movements.

          Employees are responsible for ensuring adherence to this policy and for taking appropriate and immediate action as described in Section IV.B below if they believe that a violation of this policy has occurred or if they become aware that someone is alleging that a violation has occurred.

          The Company will promptly and thoroughly investigate all complaints of discrimination or harassment. Employees are expected to cooperate fully in any such investigation. Failure to do so may result in discipline up to and including termination. If any employee is determined to have violated the Company's policy, the Company will take appropriate corrective action up to and including termination. Retaliation against employees or applicants who report violations or assist in investigations is strictly prohibited.

2.        Workplace Violence

          The Company will not tolerate workplace violence. Consistent with this policy, acts or threats of physical violence, including intimidation, harassment, and/or coercion, which involve or affect the Company or its employees will not be tolerated.

3.        Alcohol and Drugs

          Employees may not use, sell, possess, purchase or transfer alcohol or illegal drugs on Company premises, in Company vehicles or during work hours. The only exception is that alcohol may be consumed by people of legal drinking age at Company-sponsored functions that are approved by the management or business meetings if appropriate. Employees also must not be under the influence of illegal drugs or alcohol during work hours, regardless of when the drugs or alcohol were consumed. It is also a violation of this Code to sell, transfer or distribute personal prescription drugs on Company premises, in Company vehicles or during work hours.

4.        Government Proceedings and Requests for Information

          It is Company policy to cooperate with appropriate government requests or investigations. If you are asked to provide information (either written or verbally) for a government investigation or if a government representative appears at your workplace, call your


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supervisor before providing any information. All information provided should be truthful and accurate and must not obstruct, influence or impede the request for information. Employees should not alter, falsify, mutilate, cover up or destroy any documents or records related to a government request or investigation or legal proceeding.

5.        The Environment

          The Company is committed to minimizing any negative impact of our business activities on the environment. All employees are responsible for complying with applicable environmental laws and Company policies.

IV. COMPLIANCE WITH THE CODE

A.   Responsibility for Compliance

     Every employee is responsible for compliance with both the letter and spirit of this Code of Business Conduct and Ethics. Management assumes a special obligation for its own awareness and the effective communication of this Code to employees who report to them. This Code shall be distributed to each new employee of the Company upon commencement of his or her employment and shall also be distributed to every employee. Managers and supervisors are encouraged to maintain an open-door policy in responding to questions regarding the Code of Business Conduct and Ethics. Frequent discussion of ethical issues, both informally and formally, is a sign of good corporate practice. These responsibilities cannot be delegated.

B.   Reporting Code Violations

     Any employee who knows or believes that any employee, officer, director or other representative of the Company has engaged or is engaging in conduct related to the Company that violates applicable law, this Code or any other code or practice standard applicable to such an individual, should report this information to his or her supervisor, anyone in their supervisory chain of command, the Human Resources Department or the Legal Department in person or by sending a letter or other writing to the Company's principal executive offices to the attention of the employee's supervisor or VP Human Resources Department. You may choose to remain anonymous in reporting any possible violation of this Code. Any supervisor who receives a report of a violation of this Code must immediately inform VP Human Resources Department.

     Employees concerned about matters involving accounting, internal accounting controls or auditing matters should report their complaints immediately as follows: (1) by e-mail, to audit@netvision.net.il; or (2) by postal mail, to Robin Hacke, 5605 Pollard Road Bethesda, MD 20816 USA.

     This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

C.   Investigating and Resolving Concerns


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     All reports of possible violations will be forwarded to the VP Human
Resources who may assume responsibility for evaluating any possible violation and directing or conducting any investigation or may delegate any portion of such responsibility to the Human Resources Department or another person or entity within or outside the Company. If the investigation concerns a possible violation by someone from the Human Resources Department, then the Chief Executive Officer or Chief Financial Officer shall assume the responsibilities in this regard. All reports of possible violations will be handled with the utmost care and receive a thorough review.

     After conducting the investigation, the results will be evaluated and the Company will authorize such swift response, follow-up and preventive actions, if any, as are deemed necessary and appropriate to address the substance of the reported possible violation. The Company reserves the right to take whatever action it believes appropriate, up to and including discharge of any employee determined to have engaged in improper conduct. The Company will quickly report illegal actions to the appropriate authorities, which may result in civil and criminal penalties.

     The Company will strive to keep all reports of possible violations and the identity of those who submit them and participate in any investigation as confidential as possible. Neither the Company nor any person associated with the Company shall discharge, demote, suspend, threaten, harass or in any other manner discipline, discriminate or retaliate against any person or entity because he or she reports any violations or cooperates in any investigation or inquiry regarding violations of applicable law or this Code using the methods outlined above, unless it is determined that the report was not made in good faith. Any such retaliation will warrant disciplinary action against the person who wrongfully retaliates, up to and including termination of employment.

     Any waiver of the Code for executive officers and directors of the Company may be made only by the Company's board of directors or a board committee. Any such waiver must be promptly disclosed to the Company's shareholders.

     Questions

     Employees having any questions regarding the best course of action in a particular situation should promptly contact their supervisor, anyone in their supervisory chain of command, or the Human Resources Department. These discussions may concern your activities or activities of others and may involve apparent conflicts between actions the employee has been directed to take and the standards contained in this Code.


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

                                  ALVARION LTD.

                            21a Habarzel St. Tel-Aviv

     The Alvarion Ltd. ("Alvarion" or the "Company") Code of Business Conduct and Ethics (which is sometimes referred to simply as the "Code") has been prepared to provide a clear understanding of the Company's position on business conduct. This Code applies to every director of the Company and its subsidiaries throughout the world. While the Code details conduct expected of each of the directors and standards to follow in our business dealings with others, no code or policy can spell out the appropriate conduct and ethical behavior for every situation with which we are confronted. In the final analysis, we have to rely on our own common sense, good judgment and conscience. Therefore, this Code is intended to provide guidelines to assist us in our work for the Company.

     At Alvarion, we expect everyone to conduct themselves according to the highest standards of business ethics and integrity. Adherence to these principles is important in order to maintain public trust and confidence in our Company. An action that appears to be unethical can reflect negatively on us and harm our community standing.

                                              Sincerely,

                                              Anthony Maher
                                              Chairman of the Board of Directors
                                              Alvarion Ltd.

                                  ALVARION LTD.

                CODE OF BUSINESS CONDUCT AND ETHICS FOR DIRECTORS

INTRODUCTION

     Alvarion and all of its subsidiaries (collectively, "Alvarion" or the "Company") are committed to meeting the highest standards of integrity and business ethics in the operation of the Company. These standards are set forth in the pages that follow and are reflected in the character and the conduct of the directors of the Company and its subsidiaries. We urge you to become thoroughly familiar with the contents of this Code of Business Conduct and Ethics (which is sometimes referred to simply as the "Code") and to use it as a guideline in the performance of your responsibilities for the Company. We also encourage you to seek assistance either from the Chairman of the Board or the Company's Chief Executive Officer or Chief Financial Officer when a question or concern arises with respect to any matter addressed in this material.

     This Code is divided into four sections, each of which contains specific guidance with respect to Company conduct. As you will see, these sections can be summarized in the following general principles, which should guide each of us in the performance of our day-to-day business responsibilities:

     o Be honest and trustworthy in your relationships with customers, suppliers, fellow employees, management, stockholders and the general public;

     o    Provide service of the highest quality;

     o Conduct business in accordance with the letter, spirit and intent of applicable laws, regulations and policies;

     o Maintain confidentiality of third parties including customer, employee and Company information;

     o Avoid outside activities or influences which conflict with the best interests of the Company or impair the performance of your work responsibilities;

     o    Be economical in using Company resources;

     o Refrain from using the Company's resources and reputation for personal gain.

     These principles are fundamental to the operation of every quality enterprise.

     The Company may change, update, eliminate, or deviate from the guidelines in this Code, as necessary, to address specific requirements relating to various functions and areas of responsibility.


TABLE OF CONTENTS
                                                           Page

I.       CONFLICTS OF INTEREST................................4
         A.    Fair Dealing...................................4
         B.    Respect for the Individual.....................4
         C.    Gifts and Gratuities...........................4
         D.    Personal Financial Interests...................5

II.      CONFIDENTIAL INFORMATION.............................6
         A.    Confidential Information.......................6
         B.    Securities Trading Policy......................6
         C.    Media Disclosure...............................7

III.     RECORDS, PRACTICES, PROPERTY AND ADHERENCE TO LAW....7
         A.    Company Funds and Property.....................7
         B.    Adherence to Applicable Law....................7

IV.      COMPLIANCE WITH THE CODE.............................8
         A.    Responsibility for Compliance..................8
         B.    Reporting Code Violations......................8
         C.    Investigating and Resolving Concerns...........8
         D.    Questions......................................8

V. CONFLICTS OF INTEREST

     Conflicts of interest arise when the personal interests of a director are inconsistent with the responsibilities of his or her position in the Comapny. Examples of such conflicts include any activity, interest or association that might influence, or even appear to influence, the independent exercise of a director's judgment in making a decision or taking an action which is in the best interests of the Company, its stockholders and the public. The following categories cover the most common situations (but by no means all situations) in which a conflict of interest may arise:

A.   Fair Dealing

     Every Company director must deal fairly with the Company's clients, vendors, competitors and fellow directors. The Company seeks to excel and outperform our competitors honestly and fairly. Competitive advantage must result from superior performance, not unethical or illegal business dealings. No Company director may take unfair advantage of anyone through unethical or illegal measures, such as manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

     All Company directors must guard against unfair competitive practices and exercise extreme caution to avoid conduct that might violate antitrust laws or other rules prohibiting anti-competitive activities. Violations may carry criminal penalties. If a competitor or third party proposes to discuss unfair collusion, price-fixing or other anti-competitive activities, your responsibility is to object, terminate the conversation or leave the meeting and report the incident promptly to the Chairman of the Board or the Chairmn of the Audit Committee.

B.   Respect for the Individual

     The Company strives, on a personal level, to treat each individual with dignity, consideration and respect. All Company employees and directors should be honest and fair with others, share the credit when credit is due, avoid public criticism of one another and encourage an atmosphere in which openness, cooperation and consultation are the norms. Internal relationships with fellow directors should be based on the same high standards of integrity and ethical responsibility that are observed with Company clients, shareholders and the public. The Company is committed to promoting diversity within our workforce; achieving it is an important competitive advantage in the global marketplace.

C.   Gifts and Gratuities

     Directors, including members of their immediate families, should not request or accept a gift, rebate, kickback, compensation or remuneration of any kind (whether it be in the form of cash, property, services or payment of expenses), from any organization or individual which supplies to, purchases from or competes with the Company or any organization or individual with which the Company does or is likely to do business. This does not apply to routine two-way exchanges of normal business courtesies, which might reasonably be expected to be exchanged in the ordinary course of business. The boundaries of "reasonableness" are not easily defined and in most instances are left to the good judgment and common sense of the director.

     In certain cases, because of protocol or courtesy, it may be appropriate to accept an unsolicited gift of nominal value. As a guideline for helping you to determine whether a particular gift, entertainment or other benefit is appropriate, you should consider whether it would be considered extravagant or excessive or whether a disinterested third party might infer that it could affect your judgment. If so, the gift, entertainment or other benefit should not be accepted. The receipt of gratuities, such as gifts or entertainment of more than nominal value, money, loans, vacations, airline tickets, or hotel accommodations, are prohibited. Under no circumstances whatsoever should any Company director accept cash gifts from any supplier or vendor of goods or services to the Company or from any Company customer or agent. If a gift or gratuity such as those described is received, it should be promptly returned with a polite note explaining that it is contrary to Company policy to accept it.

     Similarly, it is also the Company's policy to prohibit directors from making or offering payments or gifts to influence any decision to be made or action to be taken in securing or transacting Company business with another individual or organization. In many instances this is also a violation of law. This does not intend to prevent sending nominal value gifts sponsored by the Company for public holidays or special events.

D.   Personal Financial Interests

     A conflict with the interests of the Company arises when a director holds an investment or other financial interest in any organization, which supplies to, purchases from or competes with the Company. Such a financial interest might arise through:

     o Stock ownership, partnership or other proprietary interest, or holding of debt or debt securities.

     o Receipt of remuneration, compensation, commissions, or brokerage, finders, consulting or advisory fees.

     o Holding office, serving on the Board of Directors, or otherwise participating in management.

     o Borrowing money. (This does not apply to loans from banks or commercial lending institutions in the usual manner.)

     o Ownership of any interest in, or any dealing in, real estate, equipment, materials or property where the opportunity for such investment is presented to the director solely or substantially as a result of his or her position with the Company or where the individual stands to gain financially due to his or her position with the Company, whether or not such activities shall be detrimental to the Company's best interests.

     Certain types of financial interests will not be considered substantial or material, such as ownership of less than one percent (1%) of any class of stock, debt or other securities in a public or private company or enterprise.

     Directors may not do Company business with any organization in which they have a financial interest, without first obtaining the written approval of the Audit Committee.

VI. CONFIDENTIAL INFORMATION

A.   Confidential Information

     As directors of the Company, we are all responsible for protecting the Company's confidential information and using that information only for the Company's purposes. All information developed within the Company with respect to its business is confidential and should not be disclosed to any unauthorized person. Directors should not discuss confidential Company information outside the Company, even with their families. Such information must be protected because unauthorized disclosure could destroy its value to the Company and give unfair advantage to others. Examples of Company confidential information include, without limitation, the Company's manufacturing processes, sources of supplies, patented processes and manufacturing techniques, technologies and packaging methods, research and development of new products and new applications, pricing policies, marketing and distribution programs, computer programs and data files, non-public sales or earnings results and any other information concerning the Company's financial, legal or other business activities. Other information that we have access to may include personal information about our fellow directors, the Company's officers, directors and stockholders or our customers. This information is also confidential and may not be disclosed without proper authorization. The Company's customers properly expect that this information will be kept confidential. The Company takes any violation of a customer's confidentiality very seriously and will not tolerate such conduct.

     Confidential information should be used only as necessary to do your job, and never for your own benefit. You are responsible for the safe-keeping of any confidential information, whether verbal, written or electronic, and for limiting access to those who have a need to know in order to do their jobs. That means you should avoid discussing confidential information in common areas in our buildings or in elevators, restaurants, airplanes, taxicabs or other public areas.

     If you leave the Company, all information and materials (including Company information, manuals, documents, software, etc.) must be returned on or before your last day of your term. The obligation to preserve confidential information continues even after your term of service with the Company. You may not divulge or use confidential information (or documents containing confidential information) that you may have learned about or received during your service with the Company.

B.   Securities Trading Policy

     Many of us who work at the Company, officers and non-officers alike, have access to confidential information concerning the Company and its affairs. Under federal securities laws, if someone possesses non-public information that is found to be "material," that person may not buy or sell the Company's securities while in the possession of such "inside information." For these purposes, the Company's securities include the common stock purchased upon the exercise of Company stock options.

     The standard that applies to the use of such information is one of "materiality." If the confidential information is "material" or, in other words, of such significance that a reasonable investor would want to know about it in deciding whether or not to invest in Company stock, then we, as directors, must not trade in Company stock until the information is fully disclosed to the public. It is also illegal to communicate (to "tip") inside information to others so that they may trade in Company stock based upon that information. These illegal activities are commonly referred to as "insider trading." Failing to abide by this standard could result in criminal and/or civil liability under the insider trading rules of the federal securities laws and other applicable laws.

     In addition to the above, all Company directors must comply with the Company's Insider Trading Policy. A copy of the Insider Trading Policy can be obtaind from the General Counsel.

C.   Media Disclosure

     In the course of our duties, we may receive inquiries from representatives of the news media. Directors should not talk directly to reporters without first coordinating it with the Company's Chief Executive Officer or Chief Financial Officer.

VII. RECORDS, PRACTICES, PROPERTY AND ADHERENCE TO LAW

A.   Company Funds and Property

     We are all personally responsible and accountable for the proper expenditure of Company funds. This includes Company money spent on travel or other business expenses. We are also responsible for the proper use and care of Company property over which we have control. Company equipment or other property should be handled and cared for properly and should be used only for business purposes. It should not be used for personal benefit, sold, loaned, given away, or otherwise disposed of, regardless of its condition or value, without proper authorization. You are prohibited from doing anything that involves fraud, theft, embezzlement or misappropriation of Company property.

B.   Adherence to Applicable Law

     The Company requires that all directors, officers, or any third party doing business on behalf of the Company comply with all laws, rules and regulations applicable to the Company wherever it does business. The Company acknowledges that there are differences in local laws and practices between countries. In some instances, the Code establishes policies and/or requirements that would not otherwise be required in some countries. In keeping with the

Company's commitment to meet the highest standards of business conduct wherever we do business, all directors must comply with all aspects of the Code, even if it is not required by local laws. Conversely, there may be laws in certain countries which may not specifically apply outside of those countries, and therefore, not specifically addressed in the Code. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

VIII.COMPLIANCE WITH THE CODE

A.   Responsibility for Compliance

     Every director is responsible for compliance with both the letter and spirit of this Code of Business Conduct and Ethics. Management assumes a special obligation for its own awareness and the effective communication of this Code to directors who report to them. This Code shall be distributed to each new director of the Company upon commencement of his or her term.

B.   Reporting Code Violations

     Any director who knows or believes that any employee, officer, director or other representative of the Company has engaged or is engaging in conduct related to the Company that violates applicable law, this Code or any other code or practice standard applicable to such an individual, should report this information to the Chief Executive Officer, the Chairman of the oard or the Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code.

     Directors concerned about matters involving accounting, internal accounting controls or auditing matters should be reported to the Audit Committee.

     This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

C.   Investigating and Resolving Concerns

     All reports of possible violations will be forwarded to the Audit Committee who will assume responsibility for evaluating any possible violation and directing or conducting any investigation. All reports of possible violations will be handled with the utmost care and receive a thorough review.

     Any waiver of the Code for executive officers and directors of the Company may be made only by the Company's Board of Directors or a board committee. Any such waiver must be promptly disclosed to the Company's shareholders.

     Questions

     Directors having any questions regarding the best course of action in a particular situation should promptly contact the Audit Committee.